Amended and Restated Executive Employment,
Incentive, and Severance Agreement

This Amended and Restated Executive Employment, Incentive, and Severance Agreement (the "Agreement") is made and entered into as of January 7, 2010 (the "Effective Date"), by and between Solar Enertech Corp. (“Company”) and Leo S. Young (the "Executive"). Capitalized terms used in this Agreement shall have the meanings set forth in Section 5 below.

WHEREAS, the purpose of this Agreement is to encourage Executive to remain in the employ of the Company and to continue to devote Executive's full attention to the success of the Company, the Company and Executive agree as follows:

1.           Duties.  Executive shall serve as the Chief Executive Officer of the Company and shall perform such duties and responsibilities as are consistent with Executive’s position, including, without limitation, oversight of all operations and daily management of the Company and such other duties and services as may be assigned to Executive form time to time by the Company that are consistent with the duties and services provided by a Chief Executive Officer.  Executive agrees that Executive shall faithfully and industriously perform to the best of Executive’s ability the duties that may be required of Executive pursuant to the terms of this Agreement.  Executive agrees to devote as much of his business time, skills and energy to the business of the Company as needed to properly perform the functions of Chief Executive Officer.

2.           Compensation.

2.1           Base Salary.  Pursuant to a Board-approved salary increase for 2009 (delayed for 12 months by Executive’s request), Executive’s base salary shall be $250,000 per annum for 2010.  Salary adjustments for future years shall be determined by the Board of Directors in its sole and exclusive discretion.

2.2           Stock Options. Contingent on achievement of certain operating and financial metrics to be agreed upon between the Board of Directors and the Executive, the Company plans to award, subject to Board approval, additional options to purchase shares of the Company’s common stock to Executive as may be determined by the Board of Directors in its sole and exclusive discretion.

2.3           Restricted stock forfeited by departed or departing management members.  In connection with a consolidation transaction in August 2008, Mr. Young contributed to the Company his option to purchase 25.25 million shares of the Company’s common stock, and a new restricted stock plan was created providing for the issuance of 25.25 million shares of restricted stock.  The Board of Directors may grant the Executive from time to time portion(s) of the forfeited shares as determined by the Board of Directors in its sole and exclusive discretion.

2.4           Personal Travel to USA. The Company will provide 2 weeks of paid vacation for each 6 month period of employment under this Agreement and for each 6 months period the Company will pay for round trip business class airfare to/from China and the United States for either the Executive or his spouse.

2.5           Other Benefits.  Executive shall be eligible to participate in all other employee benefit programs as are generally available to similarly situated employees of the Company, subject to the rules and regulations governing such benefit programs.  The Company shall not, by virtue of this provision, be under any obligation to provide or continue to maintain any particular plan or program or any particular benefit level under any plan or program.

3.           Termination by Company for reasons other than Cause or Resignation by Executive Due to a Diminution of Responsibilities.  In the event of Executive’s involuntary termination from service (i) for reasons other than Cause; or (ii) due to a Diminution of Responsibilities, Executive shall receive the following payments and benefits:

3.1           Accrued Salary and Vacation, and Benefits. Executive shall receive all salary and accrued vacation (less applicable withholding) earned through Executive's termination date, and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans.

3.2           Stock Award Acceleration. Provided that Executive complies with Section 7 below, all outstanding stock options granted and restricted stock issued by the Company to Executive prior to the Change of Control shall become fully vested and exercisable immediately.

3.3           Cash Severance Payment.  Provided that Executive complies with Section 7 below prior to fiftieth (50th) day following such termination, Executive shall receive a lump sum cash payment in an amount equal to eighteen (18) months of Executive's then effective base salary (less applicable withholding), paid on the first payroll date which is fifty (50) days after the date of termination.

4.           Termination by Company for Cause or Resignation by Executive without Diminution of Responsibilities.  The provisions set forth in this Section 4 shall apply in lieu of those in Section 3 in the event of Executive’s Termination for Cause or Resignation without a  Diminution of Responsibilities.  In the event of Executive's Termination for Cause or Resignation without a  Diminution of Responsibilities, Executive shall only be entitled to receive all salary and accrued vacation (less applicable withholding) earned through Executive's termination or resignation date, as applicable, and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans.

5.           Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 5.

5.1           "Cause" means Executive's (a) failure to perform any reasonable and lawful duty of Executive's position or failure to follow the lawful written directions of the Board of Directors; (b) commission of an act that constitutes misconduct and is injurious to the Company or any subsidiary; (c) conviction of, or pleading "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; (d) committing an act of fraud against, or the misappropriation of property belonging to, the Company or any subsidiary; (e) commission of an act of dishonesty in connection with Executive's responsibilities as an employee and affecting the business or affairs of the Company; (f) material breach of any confidentiality, proprietary information or other agreement between Executive and the Company or any subsidiary; or (g) failure or refusal to carry out the reasonable directives of the Board of Directors.

5.2           "Company" means Solar Enertech Corp. and any successor or assign to substantially all the business and/or assets of Solar Enertech Corp.

5.3           "Diminution of Responsibilities" means the occurrence of any of the following conditions, without Executive's written consent which condition(s) remain(s) in effect twenty (20) days after receipt by Company from the Executive of a written notice to: (a) a significant diminution in the nature or scope of Executive's authority, title, function or duties from Executive's authority, title, function or duties; (b) a ten percent (10%) reduction in Executive's base salary or a twenty-five percent (25%) reduction in Executive's target bonus opportunity, if any (in either case, unless such reduction is part of a Company officer-wide program to reduce expenses); (c) any material breach of the terms of this Agreement by the Company; or (d) failure of any successor or assignee to the Company to assume this Agreement. Notwithstanding the foregoing, the Executive’s continued employment for ninety (90) days following the occurrence of any condition constituting “Diminution of Responsibilities” without the Executive providing written notice to the Company shall constitute consent to, or a waiver of right with respect to, such condition.

6.           Federal Excise Tax. If the payments and benefits provided for in this Agreement constitute "parachute payments" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits under this Agreement will be payable, at Executive's election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and excise tax imposed by Section 4999 of the Code, in Executive's receipt on an after-tax basis of the greatest amount of benefits.

7.           Release of Claims. The Company shall condition the payments and benefits set forth in Sections 3.2 and 3.3 of this Agreement upon the delivery by Executive of a signed release of claims in a form satisfactory to the Company.  With respect to the payments provided pursuant to Sections 3 and 4.3, such Release must become effective in accordance with its terms prior to the fiftieth (50th) day following the termination date.

8.           Agreement Not to Solicit. If Company performs its obligations to deliver the severance compensation set forth in Sections 3 and 4 of this Agreement, then for a period of one (1) year after Executive's termination of employment, Executive will not solicit any employee of the Company to discontinue that person's employment relationship with the Company.

9.           Arbitration.

9.1           Procedures.  The parties agree that any controversy, claim or dispute arising out of or in any way relating to this Agreement, Executive’s employment by the Company, or the ending of such employment, including, without limitation, any claim arising under this Agreement, shall be settled by final and binding arbitration.  Arbitration shall be conducted according to the Employment Arbitration Rules & Procedures of JAMS in effect at the time a claim is filed.  The arbitration shall be filed with JAMS and shall be heard on a confidential and expedited basis in Santa Clara County, California.  California Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any arbitration.  In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement but shall have the authority to order injunctive and/or other equitable relief.  The arbitrator shall render an award and written opinion in the form typically rendered in employment arbitrations no later than thirty (30) days from the date the arbitration hearing concludes or the post-hearing briefs (if requested) are received, whichever is later.  The opinion shall include the factual and legal basis for the award.  A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Either Executive or the Company may bring an action in a court of competent jurisdiction, if necessary, to compel arbitration under this provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration, or to enforce an arbitration award.   The Company shall bear the cost of the arbitrator’s fees and other costs unique to arbitration if it is required to do so by applicable law.

9.2           Claims Not Covered By Arbitration.  This Section 9 does not apply to or cover the following claims:  (i) claims by Executive for workers' compensation benefits; (ii) claims by Executive for unemployment compensation benefits; (iii) claims brought in a court of competent jurisdiction by either Executive or the Company to compel arbitration under this Section 9, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration by either party; and (iv) claims based upon a pension or benefit plan which contains an arbitration or other dispute resolution procedure, in which case the provisions of such plan shall apply.

9.3           Knowing and Voluntary Consent.  Executive acknowledges that he has carefully read and understands this Section 9 and agrees to be bound by and comply with all of its terms.  Executive acknowledges that he has voluntarily agreed to arbitrate claims and understands and acknowledges that by signing this arbitration agreement, the Company and Executive are giving up the right to a jury trial and to a trial in a court of law.

10.         Conflict in Benefits; Effect of Agreement. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding incentive compensation and severance compensation and shall be the exclusive agreement for the determination of any severance compensation due upon Executive's termination of employment.

11.         Confidentiality.  In the course of Executive’s employment with the Company, Executive has acquired and will acquire access to confidential and proprietary information about the Company including, but not limited to, trade secrets, methods, access to files, financial information, records, software programs, plans, budgets, practices, concepts, strategies, methods of operation, financial and business projections of the Company, and other information not generally available to third parties, which, if known to them, may put the Company at a competitive disadvantage.  The foregoing shall collectively be referred to as “Confidential Information.”  Executive agrees that Executive will not at any time, whether during his employment or thereafter, disclose to anyone Confidential Information, or utilize such Confidential Information for Executive’s own benefit, or for the benefit of third parties.  Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential.”  Executive agrees that the remedy at law for any breach or threatened breach of this Section 11 will be inadequate and that the Company, in addition to any remedy at law, shall be entitled to seek appropriate injunctive relief (without posting of any bond or security) in case of any such breach or threatened breach.

12.         Intellectual Property.  Executive acknowledges and agrees that all results and proceeds arising out of or resulting from Executive’s services performed for the Company (“Company Materials”) and all Confidential Information are the exclusive property of the Company and hereby irrevocably assigns to the Company in perpetuity all right, title and interest, if any, which Executive may have in and to all Company Materials and Confidential Information.

13.         Miscellaneous.

13.1         Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

13.2         No Employment for a Specified Term. This Agreement does not alter Executive's at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location.  Upon termination of Executive at any time, severance to which Executive may be entitled is limited as specifically provided for herein.

13.3         Modification of Agreement. This Agreement may be modified, amended or superseded only by a written agreement signed by Executive and the Chairman of the Board of Directors.

13.4         Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California and each party agrees to be exclusively bound to the terms and jurisdiction agreed upon in Section 9, and shall not bring any claim against the other in any other place or forum.

13.5         Application of Section 409A.

(a)   Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)   The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

13.6         Independent Legal Advice.  Executive hereby acknowledges that Executive has acted for himself in the preparation and negotiation of this Agreement and acknowledges that Executive has been advised to seek independent legal counsel to review this Agreement, and in particular tax counsel, prior to its execution.

IN WITNESS WHEREOF the parties have executed the Agreement effective January 7, 2010.

EXECUTIVE	SOLAR ENERTECH CORP.

/s/ Leo Shi Young	By:	/s/ Steve Mao Ye
LEO S. YOUNG	Name: Steve Mao Ye
Title: Chief Financial Officer